Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 2,366,114,983.20	0.0001381	$ 326,760.48
Fees Previously Paid
	Total Transaction Valuation:	$ 2,366,114,983.20
	Total Fees Due for Filing:			$ 326,760.48
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 326,760.48
Offering Note
[1]	Aggregate number of securities to which transaction applies: The maximum number of securities of the Company to which this transaction applies is estimated to be 175,075,101, which, as of August 4, 2026, consisted of (a) 154,987,592 shares of the Company's common stock, par value $0.001 per share ("Company Common Stock"), which may be entitled to receive the merger consideration of $13.60 per share; (b) 3,105,498 shares of Company Common Stock subject to outstanding stock options with an exercise price that is less than the merger consideration of $13.60 per share (the "Qualifying Stock Options"), which may be entitled to the excess of the merger consideration of $13.60 over the exercise price of such Qualifying Stock Options or a cash replacement award in the amount thereof; (c) 12,973,042 shares of Company Common Stock underlying outstanding restricted stock units (the "Company RSUs") which may be entitled to receive the per share merger consideration of $13.60 or a cash replacement award in the amount thereof; and (d) 4,008,969 shares of Company Common Stock underlying outstanding performance stock units (the "Company PSUs") which includes (i) 357,193 Shares subject to Company PSUs, for which performance has already been measured but which are still subject to time-vesting conditions and (ii) 3,651,776 Shares subject to Company PSUs, for which performance has not yet been measured (assuming achievement of applicable performance goals at "maximum" levels), which may be entitled to receive the per share merger consideration of $13.60 or a cash replacement award in the amount thereof. In accordance with Rule 0-11 under the Exchange Act the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated based on the sum of: (a) the product of 154,987,592 shares of Company Common Stock multiplied by the merger consideration of $13.60 per share; (b) the product of the excess of the merger consideration of $13.60 per share over the weighted average exercise price of the Qualifying Stock Options of $4.80 multiplied by 3,105,498 shares of Company Common Stock underlying the Qualifying Stock Options, (c) the product of 12,973,042 shares of Company Common Stock underlying Company RSUs multiplied by the merger consideration of $13.60; and (d) the product of 4,008,969 shares of Company Common Stock underlying Company PSUs multiplied by the merger consideration of $13.60. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00013810.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources